EXHIBIT D(6)(G)

AMENDMENT NO. 5

TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 5 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is dated as of June 1, 2010, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”), a Texas Corporation, and SUNAMERICA ASSET MANAGEMENT CORP. (the “Sub-Adviser”).

RECITALS

WHEREAS, VALIC and VALIC Company I (“VC I”) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated January 1, 2002 with respect to the Covered Funds; and

WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the revised subadvisory fee schedule of the Growth & Income Fund; and

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment. Schedule A to the Agreement is hereby amended to reflect the revised subadvisory fee schedule of the Growth & Income Fund.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.

Full Force and Effect.    Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 5 as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY	SUNAMERICA ASSET MANAGEMENT CORP.

By: /s/ Kurt W. Bernlohr	By: /s/ Peter A. Harbeck

Name: Kurt W. Bernlohr	Name: Peter A. Harbeck

Title: Senior Vice President	Title: President & CEO

SCHEDULE A

COVERED FUND(S)

Effective June 1, 2010

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Covered Fund	Fee

Government Securities Fund	0.25% on the first $200 million 0.20% on the nest $300 million 0.15% over $500 million

Growth & Income Fund	0.25% on the first $500 million 0.225% over $500 million

Large Capital Growth Fund	0.425% on the first $250 million 0.375% on the next $250 million 0.325% over $500 million

Money Market Fund	0.12%